EXHIBIT 23.2


                       CONSENT OF INDEPENDENT ACCOUNTANTS

We consent to the incorporation by reference in this registration statement of Lund International Holdings, Inc. on Form S-8 of our reports dated August 18, 1997, except for Note 11 as to which the date is September 9, 1997, on our audits of the consolidated financial statements and financial statement schedule of Lund International Holdings, Inc. as of June 30, 1997 and 1996, and for the years then ended, which reports are included in or incorporated by reference in the Company's Annual Report on Form 10-K for the year ended June 30, 1997.

                                           /s/ Coopers & Lybrand L.L.P.
                                           COOPERS & LYBRAND L.L.P.

Minneapolis, Minnesota
February 12, 1998